Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
March 18, 2011	CenturyLink: Debra Peterson, 913-323-4881 debra.d.peterson@centurylink.com
Qwest: Tom McMahon, 202-429-3106 tom.mcmahon@qwest.com

Federal Communications Commission Approves CenturyLink-Qwest Merger

Companies Expect to Complete the Transaction and Combine Operations on April 1

MONROE, La. and DENVER – The Federal Communications Commission (FCC) today approved the pending merger between CenturyLink, Inc. (NYSE: CTL) and Qwest Communications (NYSE: Q).

During the review process by the FCC, the companies made several voluntary commitments that will significantly advance the commission’s goals of promoting infrastructure investment and expanding broadband availability, while protecting consumers and fostering competition. CenturyLink committed to increase broadband service availability, encourage the adoption of broadband service in the combined service territory, preserve certain competitive rates, and transition wholesale operations systems in a timely and orderly manner.

“We are pleased to receive the Commission’s approval and appreciate their hard work during the review of our proposed transaction,” said Glen F. Post, III, chief executive officer and president of CenturyLink. “The merger of CenturyLink and Qwest will bring greater broadband availability to customers and serves the public interest by allowing us to offer a wider variety of services than either company could offer alone.”

“The FCC’s approval solidifies our plan to complete the transaction on April 1,” said Edward A. Mueller, chairman and chief executive officer of Qwest. “The combination of CenturyLink and Qwest will create a new force in the telecommunications industry that will provide its customers with innovative solutions to meet the challenges of tomorrow.”

The companies expect to close the merger and combine operations on April 1, 2011, subject to receipt of the remaining necessary regulatory approval. As previously announced, the combined company will use the name CenturyLink and its stock will continue to trade on the New York Stock Exchange under CenturyLink’s current symbol, CTL. Qwest shares outstanding at the end of the business day immediately prior to the close date will convert to CenturyLink shares on the close date at an exchange rate of 0.1664 share of CenturyLink for each share of Qwest.

MERGER UPDATE

▪	The merger has been approved by 20 states and the District of Columbia.
▪
CenturyLink and Qwest already have reached agreements with Integra Telecom, Cox Communications and other competitive local exchange carriers, and the U.S. Department of Defense in Arizona, Colorado, Utah and Washington.

▪	In October, the Communications Workers of America (CWA) and the International Brotherhood of Electrical Workers (IBEW) agreed that the merger is in the public interest.
▪	Shareholders from both companies approved the merger in August.
▪	The Department of Justice and the Federal Trade Commission cleared the transaction in July after determining there were no antitrust concerns.
▪
As of Dec. 31, 2010, CenturyLink served approximately 2.4 million broadband customers, 6.5 million access lines and almost 628,000 satellite video subscribers. On the same date, Qwest served 2.9 million broadband customers, 8.9 million access lines, more than 1 million video subscribers and more than 1 million wireless customers. The combination will create a robust 180,000-route-mile national fiber network, which will increase the combined company’s scale and enable the delivery of a diverse mix of service and product offerings.

SUPPORTING RESOURCES

▪	Merger website: centurylinkqwestmerger.com.

About CenturyLink
CenturyLink is a leading provider of high-quality broadband, entertainment and voice services over its advanced communications networks to consumers and businesses in 33 states. CenturyLink, headquartered in Monroe, La., is an S&P 500 company and is included among the Fortune 500 list of America’s largest corporations. For more information on CenturyLink, visit www.centurylink.com.

About Qwest
Customers coast to coast turn to Qwest’s industry-leading national fiber-optic network and world-class customer service to meet their communications and entertainment needs. For residential customers, Qwest offers a new generation of fiber-optic-fast Internet service, high-speed internet solutions, as well as home phone, Verizon Wireless, and DIRECTV® services. Fortune 500 companies and other large businesses and wholesale customers, as well as small businesses and governmental agencies, choose Qwest to deliver a full suite of network, data and voice services. Additionally, Qwest participates in Networx, the largest communications services contract in the world and is recognized as a leader in the network services market by leading technology industry analyst firms.

Forward Looking Statements
Except for the historical and factual information contained herein, the matters set forth in this communication, including statements regarding the expected timing and benefits of the acquisition such as efficiencies, cost savings, enhanced revenues, growth potential, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the ability of the parties to timely and successfully receive the required approvals of regulatory agencies and their respective shareholders; the possibility that the anticipated benefits from the acquisition cannot be fully realized or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of Qwest's operations into CenturyLink will be greater than expected; the ability of the combined company to retain and hire key personnel; the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry; the ability of the combined company to effectively adjust to changes in the communications industry and to successfully introduce new product or service offerings on a timely and cost-effective basis; any adverse developments in commercial disputes or legal proceedings; the ability of the combined company to utilize net operating losses in amounts projected; changes in our future cash requirements; and other risk factors and cautionary statements as detailed from time to time in each of CenturyLink's and Qwest's reports filed with the Securities and Exchange Commission (SEC). There can be no assurance that the proposed acquisition will in fact be consummated. You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor on the acquisition or the combined company. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this communication. Unless legally required, CenturyLink and Qwest undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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